METHODE ELECTRONICS, INC. REPORTS
FISCAL 2016 SALES AND EARNINGS

Generated $111 Million in Cash from Operating Activities During Fiscal Year

Chicago, IL -June 23, 2016 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced financial results for Fiscal 2016 ended April 30, 2016.

Fourth Quarter Fiscal 2016
Methode's fourth-quarter Fiscal 2016 net sales decreased $14.5 million, or 6.4 percent, to $212.8 million from $227.3 million in the same quarter of Fiscal 2015. Year over year, currency rate fluctuations increased net sales $2.7 million.

Net income decreased $4.0 million to $22.6 million, or $0.60 per share, in the fourth quarter of Fiscal 2016 from $26.6 million, or $0.68 per share, in the same period of Fiscal 2015.

Year over year, Fiscal 2016 fourth-quarter net income was negatively affected by:

•	lower sales across all segments, particularly Power Products;

•	higher pricing concessions in the Automotive segment;

•	manufacturing inefficiencies in the Interface and Power Products segments;

•	higher income tax expense of $11.7 million;

•	the absence of the pre-tax gain on the sale of the assets of Trace Laboratories in Fiscal 2015 of $7.7 million;

•	increased expenses for legal and other professional fees of $2.8 million; and

•	higher stock award compensation expenses of $1.5 million.

Year over year, Fiscal 2016 fourth-quarter net income benefitted from:

•	the absence of the impairment of goodwill charge in Fiscal 2015 of $11.1 million;

•	lower long-term incentive bonus expense of $3.9 million;

•	the one-time reversal of accruals related to customer commercial issues in the Automotive segment of $2.1 million;

•	customer contractual adjustments for minimum purchases in the Power Products segment of $1.5 million;

•	gain on the sale of a building in the Power Products segment of $1.0 million; and

•	favorable commodity pricing and the favorable currency impact on the purchase of raw materials and labor costs in foreign operations in the Automotive segment.

Consolidated gross margins as a percentage of sales increased to 28.6 percent in the Fiscal 2016 fourth quarter from 22.9 percent in the Fiscal 2015 period primarily as a result of favorable commodity pricing and the favorable currency impact on the purchase of raw materials and labor costs in foreign operations in the Automotive and Power Products segments and customer contractual adjustments for minimum

Methode Electronics, Inc. Reports Fiscal 2016 Fourth-Quarter and Full-Year Financial Results

purchases and the gain on the sale of a building, both in the Power Products segment, partially offset by manufacturing inefficiencies related to decreased sales, particularly in the Power Products segment, and higher pricing concessions in the Automotive segment.

Selling and administrative expenses as a percentage of sales increased to 13.9 percent for the Fiscal 2016 fourth quarter compared to 11.7 percent in the same period last year. Selling and administrative expenses increased $3.0 million, or 11.3 percent, to $29.5 million in the Fiscal 2016 fourth quarter compared to $26.5 million in the prior-year fourth quarter due primarily to higher legal and professional fees and stock award amortization expense, partially offset by lower bonus, travel and other expenses.

In the Fiscal 2016 fourth quarter, income tax expense increased $11.8 million to $7.8 million compared to a benefit of $4.0 million in the Fiscal 2015 fourth quarter. The Company’s effective tax rate increased to 25.4 percent in the Fiscal 2016 fourth quarter from a benefit of 27.2 percent in the previous fourth quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2016 fourth quarter to the same period of Fiscal 2015,

•	Net sales decreased 2.1 percent attributable to:

•
a 7.9 percent sales decline in North America due to lower volume of the Ford center console program, as well as higher pricing concessions, partially offset by improved volume of the General Motors' center console program and transmission lead frame assembly product volume; partially offset by

•	a 2.6 percent sales increase in Europe primarily driven by increased hidden switch product volume and favorable currency rate fluctuations, partially offset by lower tooling sales; and

•
a 10.3 percent sales improvement in Asia as the result of greater transmission lead frame assembly, linear position sensor and interior lighting product volumes and favorable currency rate fluctuations, partially offset by lower steering-angle sensor product volume.

•
Gross margins as a percentage of sales improved to 28.7 percent from 25.0 percent due to favorable commodity pricing of raw materials and a favorable currency rate on raw materials and labor costs, partially offset by higher pricing concessions.

•
Income from operations increased 15.6 percent as the result of favorable commodity pricing of raw materials and a favorable currency rate on raw materials and labor costs as well as the one-time reversal of accruals related to customer commercial issues in the Automotive segment of $2.1 million, partially offset by lower sales, higher pricing concessions and higher selling and administrative expenses.

Comparing the Interface segment's Fiscal 2016 fourth quarter to the same period of Fiscal 2015,

•	Net sales decreased 9.4 percent attributable to:

•	a 31.6 percent sales decrease in Asia due to lower radio remote control volume as the result of the transfer of manufacturing from the Philippines to Egypt; and

•	a 12.0 percent sales decline in North America driven by lower appliance and data solutions product volumes, partially offset with higher radio remote control volume; partially offset by

•
an 11.7 percent sales increase in Europe as the result of higher radio remote control volume due in part to the transfer of manufacturing from the Philippines to Egypt, as well as higher data solutions volume.

•
Gross margins as a percentage of sales improved to 22.2 percent from 18.4 percent due to a lower development costs and a favorable sales mix, partially offset by lower sales and the corresponding manufacturing inefficiencies.

•
Income from operations improved from a loss as the result of no impairment charge and lower development costs, partially offset with increased legal, intangible asset amortization, sales and marketing expenses and lower sales.

Methode Electronics, Inc. Reports Fiscal 2016 Fourth-Quarter and Full-Year Financial Results

Comparing the Power Products segment's Fiscal 2016 fourth quarter to the same period of Fiscal 2015,

•	Net sales decreased 33.9 percent attributable to:

•	a 42.9 percent sales decrease in North America as the result of lower PowerRail® product volumes, partially offset by a $1.0 million gain on the sale of a building;

•	a 23.7 decline in Asia driven by reduced busbar and cabling products volume; and

•	a 15.2 percent sales decline in Europe due to lower bypass switch and busbar products volumes, partially offset by $1.5 million in contractual adjustments for minimum purchases.

•
Gross margins as a percentage of sales increased to 40.3 percent from 28.4 percent due to contractual adjustments for minimum purchases and the gain on the sale of a building, partially offset by lower sales and the corresponding manufacturing inefficiencies. Without the contractual adjustments for minimum purchases and the gain on the sale of a building, gross margins would have been 27.7 percent.

•
Income from operations decreased 11.3 percent as the result of lower sales and increased stock award compensation expense, partially offset by contractual adjustments for minimum purchases and the gain on the sale of a building.

Fiscal 2016
Methode's Fiscal 2016 net sales decreased $72.0 million, or 8.2 percent, to $809.1 million from $881.1 million in Fiscal 2015. Year over year, currency rate fluctuations decreased net sales $10.5 million.

Net income decreased $16.5 million to $84.6 million, or $2.20 per share, in Fiscal 2016 from $101.1 million, or $2.57 per share, in Fiscal 2015.

Year over year, Fiscal 2016 net income was negatively affected by:

•	lower sales across all segments;

•	manufacturing inefficiencies in the Interface and Power Products segment due to lower sales;

•	higher pricing concessions in the Automotive segment;

•	increased expenses for legal and other professional fees of $8.9 million;

•	the absence of the pre-tax gain on the sale of the assets of Trace Laboratories in Fiscal 2015 of $7.7 million;

•	higher income tax expense of $6.5 million;

•	increased wages, benefit and stock award compensation expenses of $4.4 million;

•	costs and inefficiencies due to the transfer of manufacturing from the Philippines to Egypt in the Interface segment of $1.0 million; and

•	higher intangible asset amortization expense of $0.9 million.

Year over year, Fiscal 2016 net income benefitted from:

•	the absence of the impairment of goodwill charge in Fiscal 2015 of $11.1 million;

•	lower long-term incentive bonus expense of $9.0 million;

•	the one-time reversal of accruals related to customer commercial issues in the Automotive segment of $2.1 million;

•	customer contractual adjustments for minimum purchases in the Power Products segment of $1.5 million;

•	gain on the sale of a building in the Power Products segment of $1.0 million; and

•	favorable commodity pricing and the favorable currency impact on the purchase of raw materials and labor costs in foreign operations in the Automotive and Power Products segments.

Consolidated gross margins as a percentage of sales increased to 26.3 percent in Fiscal 2016 from 24.8 percent in Fiscal 2015. However, gross profit decreased year over year as favorable commodity pricing

Methode Electronics, Inc. Reports Fiscal 2016 Fourth-Quarter and Full-Year Financial Results

and the favorable currency impact on the purchase of raw materials and labor costs in foreign operations as well as the customer contractual adjustments for minimum purchases and the gain on the sale of a building, both in the Power Products segment, were offset by higher pricing concessions, manufacturing inefficiencies related to decreased sales in the Interface and Power Products segments and costs and inefficiencies due to the transfer of manufacturing from the Philippines to Egypt in the Interface segment.

Selling and administrative expenses as a percentage of sales increased to 12.5 percent in Fiscal 2016 from 10.7 percent in Fiscal 2015 due primarily to higher legal, professional services, wages, benefits and stock award compensation expenses, partially offset by lower bonus expense.

In Fiscal 2016, income tax expense increased $6.5 million, or 32.8 percent, to $26.3 million from $19.8 million in Fiscal 2015. The Company’s effective tax rate increased to 24.7 percent in Fiscal 2016 compared to 16.4 percent in the prior-year period. Fiscal 2015 includes a $5.0 million tax benefit related to the release of a valuation allowance against deferred tax assets in Malta.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2016 to Fiscal 2015,

•	Net sales decreased 2.2 percent attributable to:

•
an 8.8 percent sales decline in North America due to lower volume of the Ford center console program, as well as higher pricing concessions, partially offset by improved General Motors' center console program volume; partially offset by

•	a 1.1 percent sales increase in Europe primarily driven by improved tooling sales and increased hidden switch product volume, partially offset by unfavorable currency rate fluctuations; and

•
a 17.6 percent sales increase in Asia as the result of greater linear position sensor and interior lighting products volumes, partially offset by lower steering-angle sensor product and transmission lead-frame assembly volume.

•
Gross margins as a percentage of sales improved to 27.8 percent from 25.0 percent due to favorable commodity pricing of raw materials and a favorable currency rate on raw materials and labor costs, partially offset by higher pricing concessions.

•
Income from operations increased 9.5 percent as the result of favorable commodity pricing of raw materials and favorable currency rate on raw materials and labor costs and the one-time reversal of accruals related to customer commercial issues in the Automotive segment of $2.1 million, partially offset by lower sales, higher pricing concessions and higher selling and administrative expenses.

Comparing the Interface segment's Fiscal 2016 to Fiscal 2015,

•	Net sales decreased 12.9 percent attributable to:

•	a 62.2 percent sales decrease in Asia due to lower radio remote control volume as the result of the transfer of manufacturing from the Philippines to Egypt; and

•	a 13.9 percent sales decline in North America driven by decreased appliance and data solutions products volumes, partially offset with higher radio remote control volume; partially offset by

•
an 9.6 percent sales increase in Europe primarily as the result of higher radio remote control volume as the result of the transfer of manufacturing from the Philippines to Egypt, partially offset by lower data solutions product volume.

•
Gross margins as a percentage of sales decreased to 23.4 percent from 23.9 percent due to costs associated with the transfer of manufacturing from the Philippines to Egypt and reduced appliance and data solution product sales and the corresponding manufacturing inefficiencies.

•
Income from operations declined 61.4 percent primarily as the result of lower sales, as well as increased legal and intangible asset amortization expenses and costs associated with the transfer of manufacturing from the Philippines to Egypt, partially offset by no impairment charges.

Methode Electronics, Inc. Reports Fiscal 2016 Fourth-Quarter and Full-Year Financial Results

Comparing the Power Products segment's Fiscal 2016 to Fiscal 2015,

•	Net sales decreased 37.6 percent attributable to:

•	a 47.8 percent sales decline in North America as the result of lower PowerRail® product volume, partially offset by a $1.0 million gain on the sale of a building;

•	a 33.0 percent sales decrease in Europe due to lower bypass switch volume and

•	a 17.2 percent sales decline in Asia driven by reduced busbar and cabling products volumes, partially offset by $1.5 million in contractual adjustments for minimum purchases.

•
Gross margins as a percentage of sales decreased to 24.3 percent from 32.4 percent due to lower sales and the corresponding manufacturing inefficiencies, partially offset by contractual adjustments for minimum purchases and the gain on the sale of a building. Without the contractual adjustments for minimum purchases and the gain on the sale of a building, gross margins would have been 20.6 percent.

•
Income from operations decreased 59.5 percent as the result of lower sales and the corresponding manufacturing inefficiencies, partially offset by lower commission and bonus expenses, contractual adjustments for minimum purchases and the gain on the sale of a building.

Share Repurchase
During Fiscal 2016, the Company purchased approximately $62.0 million, or 1,997,298 shares, of its outstanding common stock at an average purchase price of $31.03 under its board of directors-authorized $100 million repurchase plan, which terminates September 1, 2017. Approximately $38.0 million remains under the repurchase plan. The program may be suspended or terminated at any time.

Guidance
For Fiscal 2017, Methode anticipates sales in the range of $820 million to $845 million, income from operations in the range of $102 to $117 million and earnings per share in the range of $2.11 to $2.35. Sales guidance considers pricing concessions and price reductions of approximately $13.0 million on purchased displays negotiated by a customer in the Automotive segment. Sales guidance also considers improved PowerRail® sales in the Power Product segment and increased 10 gig copper transceiver and uninterrupted power supply products sales in the Interface segment, all in the latter half of Fiscal 2017. Income and earnings guidance considers a full year of long-term stock award amortization expense (compared to only 8 months in Fiscal 2016) and an effective tax rate in the low to mid twenty percent range with no significant changes in tax valuation allowances or enacted tax laws.

The guidance ranges for Fiscal 2017 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	the sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

•	successful commercialization of the Dabir technology;

•	the effect on earnings per share of the repurchase of shares in Fiscal 2017;

•	sales mix within the markets served;

•	the uncertainty of the European economy;

•	currency exchange effect of the operations of foreign businesses;

•	continued ability to realize manufacturing efficiencies;

•	no significant supplier issues or manufacturing quality events;

•	no unusual or one-time items; and

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Methode’s Fiscal 2016 revenue, income from operations and net income were the second highest in our Company’s history. We also generated

Methode Electronics, Inc. Reports Fiscal 2016 Fourth-Quarter and Full-Year Financial Results

$111 million in cash from operating activities. Our Automotive segment improved gross margin and operating income despite lower revenues, a mark of our strong manufacturing capabilities. The execution by our teams to achieve these results is very impressive.”

Mr. Duda concluded, “Our Dabir Surface products have now been used in over 3,000 surgeries, and we anticipate sales to ramp in the latter half of Fiscal 2017. With the continued success of Dabir and our other new products, we maintain our five-year compounded annual growth rate target for EBITDA in the range of 9 to 10 percent over Fiscal 2015.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through July 23 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 13638994. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, quality and cost of new program launches; (5) ability to withstand price pressure, including pricing concessions ; (6) currency fluctuations;

Methode Electronics, Inc. Reports Fiscal 2016 Fourth-Quarter and Full-Year Financial Results

(7) customary risks related to conducting global operations; (8) ability to successfully market and sell Dabir surfaces; (9) dependence on our supply chain; (10) income tax rate fluctuations; (11) dependence on the availability and price of raw materials; (12) fluctuations in our gross margins; (13) location of a significant amount of cash outside of the U.S.; (14) ability to withstand business interruptions (15) ability to keep pace with rapid technological changes; (16) a breach of our information technology systems; (17) ability to avoid design or manufacturing defects; (18) ability to compete effectively; (19) ability to protect our intellectual property; (20) ability to successfully benefit from acquisitions and divestitures; (21) the recognition of goodwill impairment charges and (22) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015

Net sales	$212.8	$227.3	$809.1	$881.1

Cost of products sold	152.0	175.2	596.2	662.3

Gross profit	60.8	52.1	212.9	218.8

Impairment of goodwill and intangible assets	—	11.1	—	11.1
Selling and administrative expenses	29.5	26.5	103.2	95.5

Income from operations	31.3	14.5	109.7	112.2

Gain from sale of business	—	(7.7)	—	(7.7)
Interest (income)/expense, net	—	(0.3)	(0.7)	(0.7)
Other income, net	1.0	—	(0.5)	(0.2)

Income before income taxes	30.3	22.5	110.9	120.8

Income tax (benefit)/expense	7.7	(4.0)	26.3	19.8

Net income	22.6	26.5	84.6	101.0

Less: Net income/(loss) attributable to noncontrolling interest	—	(0.1)	—	(0.1)
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$22.6	$26.6	$84.6	$101.1

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.60	$0.69	$2.21	$2.61
Diluted	$0.60	$0.68	$2.20	$2.57
Cash dividends:
Common stock	$0.09	$0.09	$0.36	$0.36
Weighted average number of Common Shares outstanding:
Basic	37,346,476	38,812,413	38,333,484	38,686,550
Diluted	37,471,873	39,410,371	38,471,613	39,266,701

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	April 30, 2016	May 2, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$227.8	$168.1
Accounts receivable, less allowance (2016 and 2015 —$0.5)	175.5	170.4
Inventories:
Finished products	11.9	16.0
Work in process	9.6	12.2
Materials	44.7	42.7
	66.2	70.9
Deferred income taxes	11.8	15.0
Prepaid and refundable income taxes	1.3	1.8
Prepaid expenses and other current assets	13.6	12.1
TOTAL CURRENT ASSETS	496.2	438.3
PROPERTY, PLANT AND EQUIPMENT
Land	0.6	0.8
Buildings and building improvements	46.9	44.4
Machinery and equipment	278.4	264.0
	325.9	309.2
Less allowances for depreciation	232.9	215.9
	93.0	93.3
OTHER ASSETS
Goodwill	1.7	1.7
Other intangibles, less accumulated amortization	8.9	11.3
Cash surrender value of life insurance	7.4	7.0
Deferred income taxes	27.7	32.1
Pre-production costs	9.5	10.5
Other	11.5	11.6
	66.7	74.2
TOTAL ASSETS	$655.9	$605.8
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$68.2	$70.1
Salaries, wages and payroll taxes	17.3	30.6
Other accrued expenses	17.3	17.2
Deferred income taxes	2.1	1.7
Income tax payable	13.0	11.0
TOTAL CURRENT LIABILITIES	117.9	130.6
LONG-TERM DEBT	57.0	5.0
OTHER LIABILITIES	2.9	4.0
DEFERRED COMPENSATION	8.0	7.2
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,181,985 and 39,702,036 shares issued as of April 30, 2016 and May 2, 2015, respectively	19.1	19.9
Additional paid-in capital	112.3	102.2
Accumulated other comprehensive loss	(8.4)	(8.3)
Treasury stock, 1,346,624 as of April 30, 2016 and May 2, 2015	(11.5)	(11.5)
Retained earnings	358.6	356.5
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	470.1	458.8
Noncontrolling interest	—	0.2
TOTAL EQUITY	470.1	459.0
TOTAL LIABILITIES AND EQUITY	$655.9	$605.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Fiscal Year Ended
	April 30, 2016	May 2, 2015	May 3, 2014
OPERATING ACTIVITIES
Net income	$84.6	$101.0	$96.2
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain)/Loss on sale of fixed assets	(0.7)	—	0.2
Impairment of goodwill and intangible assets	—	11.1	1.7
Gain on sale of business	—	(7.7)	—
Provision for depreciation	21.5	21.9	22.1
Amortization of intangible assets	2.4	1.5	1.8
Stock-based compensation	7.4	4.3	3.3
Provision for bad debt	—	—	—
Deferred income taxes	8.2	(0.3)	(29.2)
Changes in operating assets and liabilities:
Accounts receivable	(6.0)	(8.6)	(49.7)
Inventories	4.5	(1.6)	(11.0)
Prepaid expenses and other assets	0.1	(1.6)	0.2
Accounts payable and other expenses	(11.3)	2.9	36.8
NET CASH PROVIDED BY OPERATING ACTIVITIES	110.7	122.9	72.4

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23.2)	(22.5)	(29.0)
Sale of business/investment/property	1.6	11.2	6.1
NET CASH USED IN INVESTING ACTIVITIES	(21.6)	(11.3)	(22.9)

FINANCING ACTIVITIES
Taxes paid related to net share settlement of equity awards	(7.7)	—	—
Purchase of common stock	(62.3)	—	—
Proceeds from exercise of stock options	0.6	4.0	5.0
Tax benefit from stock option exercises	2.2	4.3	0.4
Cash dividends	(13.5)	(13.8)	(11.3)
Proceeds from borrowings	71.0	—	38.0
Repayment of borrowings	(19.0)	(43.0)	(33.5)
NET CASH USED IN FINANCING ACTIVITIES	(28.7)	(48.5)	(1.4)
Effect of foreign currency exchange rate changes on cash	(0.7)	(11.4)	2.5
INCREASE IN CASH AND CASH EQUIVALENTS	59.7	51.7	50.6
Cash and cash equivalents at beginning of year	168.1	116.4	65.8
CASH AND CASH EQUIVALENTS AT END OF YEAR	$227.8	$168.1	$116.4